NEWS RELEASE
FOR IMMEDIATE RELEASE
October 27, 2016
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS FISCAL YEAR 2016 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the fiscal year ended September 30, 2016. Detailed results will be available in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which will be filed with the Securities and Exchange Commission ("SEC") on or about November 29, 2016 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the fourth quarter include:

•	net income of $20.7 million, including $616 thousand from the daily leverage strategy;

•	basic and diluted earnings per share of $0.16;

•	net interest margin of 1.74% (2.09% excluding the effects of the daily leverage strategy); and

•	dividends paid of $11.3 million, or $0.085 per share.

Highlights for the fiscal year include:

•	net income of $83.5 million, including $2.3 million from the daily leverage strategy;

•	basic and diluted earnings per share of $0.63;

•	loan portfolio growth of 5%;

•	deposit portfolio growth of 7%;

•	net interest margin of 1.75% (2.10% excluding the effects of the daily leverage strategy);

•	dividends paid of $111.8 million, or $0.84 per share; and

•	declared a fiscal year 2016 cash true-up dividend of $0.29 per share, payable on December 2, 2016.

Comparison of Operating Results for the Years Ended September 30, 2016 and 2015

For fiscal year 2016, the Company recognized net income of $83.5 million, or $0.63 per share, compared to net income of $78.1 million, or $0.58 per share, for fiscal year 2015. The $5.4 million, or 6.9%, increase in net income was due primarily to a $2.4 million increase in net interest income and a $2.2 million increase in non-interest income. The $2.4 million, or 1.3%, increase in net interest income from the prior fiscal year was due primarily to an $8.2 million decrease in interest expense on term borrowings, partially offset by a $4.7 million increase in interest expense on deposits.

Net income attributable to the daily leverage strategy was $2.3 million during the current fiscal year, compared to $2.8 million for the prior fiscal year. The decrease was due to the average borrowings rate on the Federal Home Loan Bank Topeka ("FHLB") line of credit increasing more than the average yield earned on the cash balances held at the Federal Reserve Bank.

The net interest margin increased two basis points, from 1.73% for the prior fiscal year to 1.75% for the current fiscal year. Excluding the effects of the daily leverage strategy, the net interest margin would have increased three basis points, from 2.07% for the prior fiscal year to 2.10% for the current fiscal year. The increase in the net interest margin was due mainly to a decrease in interest expense on term borrowings, partially offset by an increase in interest expense on deposits.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased three basis points, from 2.71% for the prior fiscal year to 2.74% for the current fiscal year, and the average balance of interest-earning assets increased $25.4 million from the prior fiscal year. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have decreased one basis point, from 3.22% for the prior fiscal year to 3.21% for the current fiscal year, while the average balance would have increased $40.5 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$243,311	$235,500	$7,811	3.3%
Mortgage-backed securities ("MBS")	29,794	36,647	(6,853)	(18.7)
FHLB stock	12,252	12,556	(304)	(2.4)
Cash and cash equivalents	9,831	5,477	4,354	79.5
Investment securities	5,925	7,182	(1,257)	(17.5)
Total interest and dividend income	$301,113	$297,362	$3,751	1.3

The increase in interest income on loans receivable was due to a $376.4 million increase in the average balance of the portfolio, partially offset by a nine basis point decrease in the weighted average yield on the portfolio, to 3.60% for the current fiscal year. Loan growth was primarily funded through cash flows from the MBS and investment securities portfolios along with deposit growth. The decrease in the weighted average yield was due primarily to loans repricing to lower market rates and the origination and purchase of loans between periods at rates less than the existing portfolio rate, along with an increase in the amortization of premiums paid for correspondent loans.

The decrease in interest income on the MBS portfolio was due primarily to a $265.5 million decrease in the average balance of the portfolio as cash flows not reinvested were used to fund loan growth. Additionally, the weighted average yield on the MBS portfolio decreased seven basis points, from 2.25% during the prior fiscal year to 2.18% for the current fiscal year. The decrease in the weighted average yield was due primarily to an increase in the impact of net premium amortization. Net premium amortization of $5.0 million during the current fiscal year decreased the weighted average yield on the portfolio by 37 basis points. During the prior fiscal year, $5.4 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 32 basis points. As of September 30, 2016, the remaining net balance of premiums on our portfolio of MBS was $13.0 million.

The increase in interest income on cash and cash equivalents was due primarily to a 20 basis point increase in the weighted average yield resulting from an increase in the yield earned on balances held at the Federal Reserve Bank. The decrease in interest income on investment securities was due primarily to a $123.8 million decrease in the average balance, partially offset by a four basis point increase in the weighted average yield on the portfolio. Cash flows not reinvested in the portfolio were used to fund loan growth.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased one basis point, from 1.12% for the prior fiscal year to 1.11% for the current fiscal year, while the average balance of interest-bearing liabilities increased $138.5 million from the prior year fiscal year. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased seven basis points from the prior year fiscal year, to 1.28% for the current fiscal year, due primarily to a decrease in the cost of term borrowings, while the average balance of interest-bearing liabilities would have increased $154.1 million due primarily to growth in deposits. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$54,969	$62,437	$(7,468)	(12.0)%
FHLB line of credit	10,122	5,360	4,762	88.8
Deposits	37,859	33,119	4,740	14.3
Repurchase agreements	5,981	6,678	(697)	(10.4)
Total interest expense	$108,931	$107,594	$1,337	1.2

The decrease in interest expense on FHLB advances was due mainly to a 20 basis point decrease in the weighted average rate paid on the portfolio, to 2.23% for the current fiscal year, along with a $102.4 million decrease in the average balance due to not replacing all of the FHLB advances that matured during the current fiscal year. The decrease in the weighted average rate paid was due primarily to the prepayment of a $175.0 million advance late in the prior fiscal year with an effective rate of 5.08%, which was replaced with a $175.0 million advance with an effective rate of 2.18%. The increase in interest expense on FHLB line of credit borrowings was due primarily to a 23 basis point increase in the weighted average rate paid on the borrowings used to fund the daily leverage strategy.

The increase in interest expense on deposits was due primarily to a five basis point increase in the weighted average rate, to 0.75% for the current fiscal year, along with growth in the portfolio. The increase in weighted average rate was primarily in the retail certificates of deposit portfolio. The average balance of the deposit portfolio increased $270.3 million for the current fiscal year, with the majority of the increase in the retail deposit portfolio, specifically the certificates of deposit and checking portfolios. The decrease in interest expense on repurchase agreements was due to the maturity late in the prior fiscal year of a $20.0 million repurchase agreement at a rate of 4.45% that was not replaced.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") recorded a negative provision for credit losses during the current fiscal year of $750 thousand, compared to a provision for credit losses during the prior year fiscal year of $771 thousand. The negative provision for credit losses during the current fiscal year was due to the continued low level of net loan charge-offs, due partially to improving collateral values, and improving delinquent loan ratios. The collateral value and historical loss factors within our allowance for credit losses ("ACL") formula analysis model decreased during the current fiscal year due to the improvement in collateral values and reduction in net loan charge-offs. Net loan charge-offs were $153 thousand for the current fiscal year, composed of charge-offs totaling $630 thousand, partially offset by recoveries of $477 thousand. Net loan charge-offs were $555 thousand for the prior fiscal year. At September 30, 2016, loans 30 to 89 days delinquent were 0.33% of total loans and loans 90 or more days delinquent or in foreclosure were 0.24% of total loans. At September 30, 2015, loans 30 to 89 days delinquent were 0.41% of total loans and loans 90 or more days delinquent or in foreclosure were 0.25% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$14,835	$14,897	$(62)	(0.4)%
Income from bank-owned life insurance ("BOLI")	3,420	1,150	2,270	197.4
Other non-interest income	5,057	5,093	(36)	(0.7)
Total non-interest income	$23,312	$21,140	$2,172	10.3

The increase in income from BOLI was due mainly to the purchase of a new BOLI investment late in the prior fiscal year, as well as to the receipt of death benefits in the current fiscal year and no such proceeds in the prior fiscal year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$42,378	$43,309	$(931)	(2.1)%
Occupancy, net	10,576	9,944	632	6.4
Information technology and communications	10,540	10,360	180	1.7
Federal insurance premium	5,076	5,495	(419)	(7.6)
Deposit and loan transaction costs	5,585	5,417	168	3.1
Regulatory and outside services	5,645	5,347	298	5.6
Advertising and promotional	4,609	4,547	62	1.4
Low income housing partnerships	3,872	4,572	(700)	(15.3)
Office supplies and related expense	2,640	2,088	552	26.4
Other non-interest expense	3,384	3,290	94	2.9
Total non-interest expense	$94,305	$94,369	$(64)	(0.1)

The decrease in salaries and employee benefits was due primarily to a decrease in stock compensation resulting from the final vesting of a large stock grant in the second quarter of the current fiscal year and a decrease in employee benefit expenses. The increase in occupancy, net expense was due mainly to non-capitalizable costs and depreciation associated with the remodel of the Bank's Kansas City market area operations center. The decrease in federal insurance premiums was due primarily to a decrease in the Federal Deposit Insurance Corporation ("FDIC") base assessment rate. The decrease in the FDIC base assessment rate was effective July 1, 2016 and was the result of the FDIC Deposit Insurance Fund reaching 1.15% of total estimated insured deposits of the banking system on June 30, 2016. We anticipate our federal insurance premium expense will decrease approximately $1.5 million in fiscal year 2017, as compared to the current fiscal year, due to the decrease in the FDIC base assessment rate. The decrease in low income housing partnerships expense was due primarily to lower impairments in the current fiscal year as compared to the prior fiscal year. The increase in office supplies and related expense was due primarily to the purchase of cards enabled with chip card technology.

The Company's efficiency ratio was 43.76% for the current fiscal year compared to 44.74% for the prior fiscal year. The change in the efficiency ratio was due primarily to an increase in both net interest income and non-interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

The Bank invests in low income housing partnerships that make equity investments in affordable housing properties and is a limited partner in these partnerships. The Bank has been accounting for these partnerships using the equity method of accounting as two of the Bank's officers were involved in the operational management of the low income housing partnership investment group. Effective September 30, 2016, those two Bank officers discontinued their involvement in the operational management of the investment group. Starting October 1, 2016, the Bank began using the proportional method of accounting for its low income housing partnership investments. In fiscal year 2017, the Bank will no longer report low income housing partnership expenses in non-interest expense; rather, the pretax operating losses and related tax benefits from the investments will be reported as a component of income tax expense. If this change would have occurred during fiscal year 2016 our efficiency ratio would have been approximately 180 basis points lower. The change in accounting for low income housing partnerships would have had a negligible impact on the Company's net income for fiscal year 2016.

Income Tax Expense
Income tax expense was $38.4 million for the current fiscal year compared to $37.7 million for the prior fiscal year. The effective tax rate for the current fiscal year was 31.5% compared to 32.5% for the prior fiscal year. The decrease in the effective tax rate was due primarily to an increase in nontaxable income related to BOLI and higher low income housing tax credits in the current fiscal year. Management anticipates the effective tax rate for fiscal year 2017 will be approximately 34%. The increase in the effective tax rate in fiscal year 2017 over the current fiscal year is due mainly to the change in the accounting treatment of our low income housing partnerships, which accounts for approximately 250 basis points of the projected fiscal year 2017 estimated tax rate.

Comparison of Operating Results for the Three Months Ended September 30, 2016 and June 30, 2016

Net income increased $147 thousand, or 0.7%, from the quarter ended June 30, 2016 to $20.7 million, or $0.16 per share, for the quarter ended September 30, 2016, due primarily to a negative provision for credit losses in the current quarter, partially offset by an increase in non-interest expense. Net income attributable to the daily leverage strategy was $616 thousand during the current quarter compared to $532 thousand for the prior quarter. The increase in net income attributable to the daily leverage strategy was due to a decrease in the FDIC base assessment rate effective July 1, 2016, as a portion of federal insurance premiums are attributable to the daily leverage strategy due to the increase in average assets resulting from the strategy. The Company's efficiency ratio was 44.85% for the current quarter compared to 43.72% for the prior quarter. The change in the efficiency ratio was due primarily to a typical fiscal year-end increase in non-interest expense.

Net interest income decreased $198 thousand, or 0.4%, from the prior quarter to $47.7 million for the current quarter. The decrease was due primarily to an increase in interest expense on deposits, specifically an increase in the average cost of our certificate of deposit portfolio. The net interest margin increased one basis point from 1.73% for the prior quarter to 1.74% for the current quarter. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.09% for the current quarter, unchanged from the prior quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased two basis points from the prior quarter, to 2.75%, while the average balance of interest-earning assets decreased $51.6 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have increased two basis points from the prior quarter, to 3.21%, while the average balance would have decreased $51.9 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$61,516	$60,840	$676	1.1%
MBS	6,860	7,401	(541)	(7.3)
FHLB stock	3,044	3,050	(6)	(0.2)
Cash and cash equivalents	2,774	2,730	44	1.6
Investment securities	1,401	1,506	(105)	(7.0)
Total interest and dividend income	$75,595	$75,527	$68	0.1

The increase in interest income on loans receivable was due to a $101.2 million increase in the average balance of the portfolio, partially offset by a one basis point decrease in the weighted average yield on the portfolio, to 3.57% for the current quarter. The loan growth was largely funded with cash flows from the MBS and investment securities portfolios during the current quarter.

The decrease in interest income on MBS was due mainly to a $93.8 million decrease in the average balance of the portfolio as cash flows were used to fund loan growth and pay off certain maturing FHLB advances. Additionally, the weighted average yield on the MBS portfolio decreased two basis points, to 2.12% for the current quarter due to an increase in the impact of net premium amortization. During the current quarter, $1.3 million of net premiums on MBS were amortized, which decreased the weighted average yield on the portfolio by 42 basis points. During the prior quarter, $1.4 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 40 basis points.

The decrease in interest income on investment securities was due to a $69.9 million decrease in the average balance of the portfolio as cash flows were used to fund loan growth and pay off certain maturing FHLB advances, partially offset by a 10 basis point increase in the weighted average yield on the portfolio, to 1.30% for the current quarter. The increase in weighted average yield was due to an increase in the impact of net discount accretion resulting from the call of securities during the current quarter.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter was 1.13%, unchanged from the prior quarter, and the average balance of interest-bearing liabilities decreased $36.9 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have been 1.29%, unchanged from the prior quarter, and the average balance would have decreased $37.1 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$13,400	$13,515	$(115)	(0.9)%
FHLB line of credit	2,862	2,846	16	0.6
Deposits	10,098	9,749	349	3.6
Repurchase agreements	1,503	1,487	16	1.1
Total interest expense	$27,863	$27,597	$266	1.0

The decrease in interest expense on FHLB advances was due to a $61.5 million decrease in the average balance of the portfolio. During the current quarter, a $100.0 million advance with an effective rate of 0.83% matured and was not renewed or replaced.

The increase in interest expense on deposits was due primarily to a two basis point increase in the weighted average rate paid on the deposit portfolio, to 0.79% for the current quarter, due mainly to an increase in the weighted average rate paid on the certificate of deposit portfolio, as well as a $32.1 million increase in the average balance of the deposit portfolio.

Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current quarter of $750 thousand compared to no provision for credit losses recorded during the prior quarter. The negative provision for credit losses during the current quarter was due to the continued improvement in loan performance and collateral value trends, which is being reflected in our ACL formula analysis model. Net loan charge-offs were $22 thousand for the current quarter. At September 30, 2016, loans 30 to 89 days delinquent were 0.33% of total loans and loans 90 or more days delinquent or in foreclosure were 0.24% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,738	$3,725	$13	0.3%
Income from BOLI	610	648	(38)	(5.9)
Other non-interest income	1,343	1,056	287	27.2
Total non-interest income	$5,691	$5,429	$262	4.8

The increase in other non-interest income was due primarily to an increase in insurance commissions resulting from the receipt of annual commissions from certain insurance providers during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,774	$10,829	$(55)	(0.5)%
Occupancy, net	2,682	2,606	76	2.9
Information technology and communications	2,657	2,716	(59)	(2.2)
Federal insurance premium	918	1,377	(459)	(33.3)
Deposit and loan transaction costs	1,466	1,449	17	1.2
Regulatory and outside services	1,645	1,370	275	20.1
Advertising and promotional	1,419	1,053	366	34.8
Low income housing partnerships	1,057	721	336	46.6
Office supplies and related expense	624	545	79	14.5
Other non-interest expense	720	661	59	8.9
Total non-interest expense	$23,962	$23,327	$635	2.7

The decrease in federal insurance premiums was due to a decrease in the FDIC base assessment rate effective July 1, 2016. The increase in regulatory and outside services was due primarily to the timing of external audit fees. The increase in advertising and promotional expense was due mainly to the timing of media campaigns and sponsorships. The increase in low income housing partnerships expense was due primarily to an increase in amortization expense.

Income Tax Expense
Income tax expense was $9.5 million for the current quarter, unchanged from the prior quarter. The effective tax rate for the current quarter was 31.5% compared to 31.6% for the prior quarter.

Financial Condition as of September 30, 2016

Total assets were $9.27 billion at September 30, 2016 compared to $9.84 billion at September 30, 2015. The $576.9 million decrease was due primarily to a $490.9 million decrease in cash and cash equivalents and a $40.6 million decrease in FHLB stock, both due primarily to the removal of the entire daily leverage strategy at September 30, 2016 compared to $700.0 million of the daily leverage strategy that remained in place at September 30, 2015. The entire $2.10 billion daily leverage strategy was reinstated on October 3, 2016. Additionally, the securities portfolio decreased $401.1 million, which was partially offset by a $333.0 million increase in loans receivable, net.

The loans receivable portfolio, net, increased to $6.96 billion at September 30, 2016, from $6.63 billion at September 30, 2015. This growth was primarily funded with cash flows from the securities portfolio and growth in deposits. During the current fiscal year, the Bank originated and refinanced $772.9 million of loans with a weighted average rate of 3.55% and purchased $662.8 million of loans from correspondent lenders with a weighted average rate of 3.47%. The Bank also entered into participations of $201.1 million of commercial real estate loans with a weighted average rate of 4.02%, the majority of which had not yet been funded as of September 30, 2016.

Total liabilities were $7.87 billion at September 30, 2016 compared to $8.43 billion at September 30, 2015. The $553.7 million decrease was due primarily to a $898.1 million decrease in FHLB borrowings, largely as a result of the removal of the entire daily leverage strategy at September 30, 2016, along with a $200.0 million decrease in term FHLB advances, partially offset by a $331.5 million increase in the deposit portfolio. The growth in deposits was primarily in the retail certificates of deposit, checking, and wholesale certificates of deposit portfolios, which increased $137.4 million, $75.6 million, and $57.6 million, respectively. Cash flows received from the deposit portfolio were used to pay off certain maturing FHLB advances.

Stockholders' equity was $1.39 billion at September 30, 2016 compared to $1.42 billion at September 30, 2015. The $23.3 million decrease was due primarily to the payment of $111.8 million in cash dividends, partially offset by net income of $83.5 million. The cash dividends paid during the current fiscal year totaled $0.84 per share and consisted of a $0.25 per share cash true-up dividend related to fiscal year 2015 earnings per the Company's dividend policy, a $0.25 per share True Blue Capitol Dividend, and four regular quarterly cash dividends totaling $0.34 per share.

On October 19, 2016, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on November 18, 2016 to stockholders of record as of the close of business on November 4, 2016. On October 27, 2016, the Company announced a fiscal year 2016 cash true-up dividend of $0.29 per share, or approximately $38.7 million, related to fiscal year 2016 earnings. The $0.29 per share cash true-up dividend was determined by taking the difference between total earnings for fiscal year 2016 and total regular quarterly cash dividends paid during fiscal year 2016, divided by the number of shares outstanding as of October 24, 2016. The cash true-up dividend is payable on December 2, 2016 to stockholders of record as of the close of business on November 18, 2016, and is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal year 2016.

At September 30, 2016, Capitol Federal Financial, Inc., at the holding company level, had $108.2 million on deposit at the Bank. For fiscal year 2017, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	September 30,	June 30,	September 30,
	2016	2016	2015
	(Dollars in thousands)
Stockholders' equity	$1,392,964	$1,380,815	$1,416,226
Equity to total assets at end of period	15.0%	14.9%	14.4%

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2016.

Total shares outstanding	137,486,172
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(4,039,277)
Net shares outstanding	133,446,895

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank in accordance with regulatory standards. As of September 30, 2016, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at September 30, 2016.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	10.9%	5.0%
Common equity tier 1 capital ratio	28.5	6.5
Tier 1 capital ratio	28.5	8.0
Total capital ratio	28.7	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of September 30, 2016 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,240,827
Unrealized gains on available-for-sale ("AFS") securities	(5,915)
Total tier 1 capital	1,234,912
ACL	8,540
Total capital	$1,243,452

The Fiscal Year 2016 Annual Meeting of Stockholders will be held on January 24, 2017, and the voting record date will be December 2, 2016. Management plans to furnish the Company's September 30, 2016 annual proxy materials to stockholders via the internet. Stockholders who are eligible to vote at the Fiscal Year 2016 Annual Meeting of Stockholders will receive a notice containing instructions on how to access the proxy materials over the internet and vote online at least 40 days prior to the Annual Meeting. The notice will explain how a stockholder can arrange to have printed materials sent to them, if so desired. Proxy materials will include the definitive proxy statement for the Fiscal Year 2016 Annual Meeting of Stockholders, and the September 30, 2016 Annual Report to Stockholders.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	September 30,
	2016	2015
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $267,829 and $764,816)	$281,764	$772,632
Securities:
AFS at estimated fair value (amortized cost of $517,791 and $744,708)	527,301	758,171
Held-to-maturity at amortized cost (estimated fair value of $1,122,867 and $1,295,274)	1,100,874	1,271,122
Loans receivable, net (ACL of $8,540 and $9,443)	6,958,024	6,625,027
FHLB stock, at cost	109,970	150,543
Premises and equipment, net	83,221	75,810
Income taxes receivable, net	—	1,071
Other assets	206,093	189,785
TOTAL ASSETS	$9,267,247	$9,844,161

LIABILITIES:
Deposits	$5,164,018	$4,832,520
FHLB borrowings	2,372,389	3,270,521
Repurchase agreements	200,000	200,000
Advance payments by borrowers for taxes and insurance	62,643	61,818
Income taxes payable, net	310	—
Deferred income tax liabilities, net	25,374	26,391
Accounts payable and accrued expenses	49,549	36,685
Total liabilities	7,874,283	8,427,935

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 137,486,172 and 137,106,822
shares issued and outstanding as of September 30, 2016 and 2015, respectively	1,375	1,371
Additional paid-in capital	1,156,855	1,151,041
Unearned compensation, ESOP	(39,647)	(41,299)
Retained earnings	268,466	296,739
Accumulated other comprehensive income, net of tax	5,915	8,374
Total stockholders' equity	1,392,964	1,416,226
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,267,247	$9,844,161

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2016	2016	2016	2015
INTEREST AND DIVIDEND INCOME:
Loans receivable	$61,516	$60,840	$243,311	$235,500
MBS	6,860	7,401	29,794	36,647
FHLB stock	3,044	3,050	12,252	12,556
Cash and cash equivalents	2,774	2,730	9,831	5,477
Investment securities	1,401	1,506	5,925	7,182
Total interest and dividend income	75,595	75,527	301,113	297,362

INTEREST EXPENSE:
FHLB borrowings	16,262	16,361	65,091	67,797
Deposits	10,098	9,749	37,859	33,119
Repurchase agreements	1,503	1,487	5,981	6,678
Total interest expense	27,863	27,597	108,931	107,594

NET INTEREST INCOME	47,732	47,930	192,182	189,768

PROVISION FOR CREDIT LOSSES	(750)	—	(750)	771
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	48,482	47,930	192,932	188,997

NON-INTEREST INCOME:
Retail fees and charges	3,738	3,725	14,835	14,897
Income from BOLI	610	648	3,420	1,150
Other non-interest income	1,343	1,056	5,057	5,093
Total non-interest income	5,691	5,429	23,312	21,140

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,774	10,829	42,378	43,309
Occupancy, net	2,682	2,606	10,576	9,944
Information technology and communications	2,657	2,716	10,540	10,360
Regulatory and outside services	1,645	1,370	5,645	5,347
Deposit and loan transaction costs	1,466	1,449	5,585	5,417
Federal insurance premium	918	1,377	5,076	5,495
Advertising and promotional	1,419	1,053	4,609	4,547
Low income housing partnerships	1,057	721	3,872	4,572
Office supplies and related expense	624	545	2,640	2,088
Other non-interest expense	720	661	3,384	3,290
Total non-interest expense	23,962	23,327	94,305	94,369
INCOME BEFORE INCOME TAX EXPENSE	30,211	30,032	121,939	115,768
INCOME TAX EXPENSE	9,513	9,481	38,445	37,675
NET INCOME	$20,698	$20,551	$83,494	$78,093

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2016	2016	2016	2015
	(Dollars in thousands, except per share amounts)
Net income	$20,698	$20,551	$83,494	$78,093
Income allocated to participating securities	(12)	(11)	(66)	(116)
Net income available to common stockholders	$20,686	$20,540	$83,428	$77,977

Average common shares outstanding	133,171,931	133,018,908	132,982,815	135,321,235
Average committed ESOP shares outstanding	124,346	83,052	62,400	62,458
Total basic average common shares outstanding	133,296,277	133,101,960	133,045,215	135,383,693

Effect of dilutive stock options	196,922	148,751	131,161	24,810

Total diluted average common shares outstanding	133,493,199	133,250,711	133,176,376	135,408,503

Net earnings per share:
Basic	$0.16	$0.15	$0.63	$0.58
Diluted	$0.16	$0.15	$0.63	$0.58

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	711,827	875,390	886,417	1,248,744

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	September 30, 2016			June 30, 2016			September 30, 2015
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$4,005,615	3.74%	57.6%	$4,001,131	3.78%	58.6%	$4,010,424	3.84%	60.6%
Correspondent purchased	2,206,072	3.50	31.7	2,092,608	3.51	30.6	1,846,210	3.52	27.9
Bulk purchased	416,653	2.23	6.0	439,954	2.22	6.4	485,682	2.25	7.3
Construction	39,430	3.45	0.6	38,766	3.52	0.6	29,552	3.64	0.4
Total	6,667,770	3.56	95.9	6,572,459	3.59	96.2	6,371,868	3.63	96.2
Commercial:
Permanent	110,768	4.16	1.6	109,873	4.17	1.6	109,314	4.15	1.6
Construction	43,375	4.13	0.6	22,197	3.97	0.3	11,523	3.82	0.2
Total	154,143	4.15	2.2	132,070	4.13	1.9	120,837	4.12	1.8
Total real estate loans	6,821,913	3.58	98.1	6,704,529	3.60	98.1	6,492,705	3.64	98.0

Consumer loans:
Home equity	123,345	5.01	1.8	123,673	5.04	1.8	125,844	5.00	1.9
Other	4,264	4.21	0.1	4,568	4.17	0.1	4,179	4.03	0.1
Total consumer loans	127,609	4.99	1.9	128,241	5.01	1.9	130,023	4.97	2.0
Total loans receivable	6,949,522	3.60	100.0%	6,832,770	3.63	100.0%	6,622,728	3.66	100.0%

Less:
ACL	8,540			9,312			9,443
Discounts/unearned loan fees	24,933			24,352			24,213
Premiums/deferred costs	(41,975)			(40,017)			(35,955)
Total loans receivable, net	$6,958,024			$6,839,123			$6,625,027

Loan Activity: The following tables summarize activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the fiscal years ended September 30, 2016 and 2015, the Bank endorsed $160.0 million and $121.6 million of one- to four-family loans, respectively, reducing the average rate on those loans by 91 and 98 basis points, respectively.

	For the Three Months Ended
	September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,832,770	3.63%	$6,763,980	3.64%	$6,661,648	3.65%	$6,622,728	3.66%
Originated and refinanced:
Fixed	176,534	3.31	155,179	3.52	117,205	3.65	157,447	3.67
Adjustable	48,608	3.53	44,319	3.61	35,495	3.77	38,117	3.74
Purchased and participations:
Fixed	190,830	3.50	178,762	3.71	249,017	3.68	101,644	3.69
Adjustable	65,748	3.79	24,715	2.90	27,355	2.93	25,861	3.17
Change in undisbursed loan funds	(26,760)		(23,431)		(90,800)		(1,036)
Repayments	(337,779)		(310,041)		(235,202)		(280,978)
Principal (charge-offs) recoveries, net	(22)		119		(8)		(242)
Other	(407)		(832)		(730)		(1,893)
Ending balance	$6,949,522	3.60	$6,832,770	3.63	$6,763,980	3.64	$6,661,648	3.65

	For the Year Ended
	September 30, 2016		September 30, 2015
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,622,728	3.66%	$6,237,518	3.76%
Originated and refinanced:
Fixed	606,365	3.52	606,343	3.60
Adjustable	166,539	3.65	174,174	3.62
Purchased and participations:
Fixed	720,253	3.64	551,028	3.60
Adjustable	143,679	3.36	160,331	3.25
Change in undisbursed loan funds	(142,027)		(38,564)
Repayments	(1,164,000)		(1,061,868)
Principal charge-offs, net	(153)		(555)
Other	(3,862)		(5,679)
Ending balance	$6,949,522	3.60	$6,622,728	3.66

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Year Ended
	September 30, 2016			September 30, 2016
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$89,124	2.91%	18.5%	$265,721	2.97%	16.2%
> 15 years	266,094	3.54	55.2	871,669	3.67	53.3
Commercial real estate	10,954	4.10	2.3	184,153	4.01	11.2
Home equity	1,017	5.71	0.2	4,247	5.71	0.3
Other	175	7.66	—	828	8.73	0.1
Total fixed-rate	367,364	3.41	76.2	1,326,618	3.59	81.1

Adjustable-rate:
One- to four-family:
<= 36 months	725	2.38	0.2	4,980	2.58	0.3
> 36 months	49,477	2.76	10.3	183,697	2.90	11.2
Commercial real estate	44,500	4.29	9.2	47,876	4.29	2.9
Home equity	19,210	4.69	4.0	71,013	4.65	4.3
Other	444	2.96	0.1	2,652	3.36	0.2
Total adjustable-rate	114,356	3.68	23.8	310,218	3.52	18.9

Total originated, refinanced and purchased	$481,720	3.48	100.0%	$1,636,836	3.57	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$180,659	3.47		$567,014	3.56
Participations - commercial real estate	10,171	4.05		153,239	3.94
Total fixed-rate purchased/participations	190,830	3.50		720,253	3.64

Adjustable-rate:
Correspondent - one- to four-family	21,248	2.74		95,803	2.90
Participations - commercial real estate	44,500	4.29		47,876	4.29
Total adjustable-rate purchased/participations	65,748	3.79		143,679	3.36

Total purchased/participation loans	$256,578	3.58		$863,932	3.60

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in September 2016, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2016					June 30, 2016					September 30, 2015
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,005,615	60.4%	766	63%	$132	$4,001,131	61.3%	767	63%	$131	$4,010,424	63.2%	765	64%	$129
Correspondent purchased	2,206,072	33.3	764	68	360	2,092,608	32.0	763	68	352	1,846,210	29.1	764	68	344
Bulk purchased	416,653	6.3	753	64	308	439,954	6.7	753	64	307	485,682	7.7	752	65	310
	$6,628,340	100.0%	765	65	175	$6,533,693	100.0%	765	65	172	$6,342,316	100.0%	764	65	167

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of September 30, 2016, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$26,386	$58,000	$13,288	$97,674	3.20%
Correspondent	14,355	120,690	19,155	154,200	3.58
	$40,741	$178,690	$32,443	$251,874	3.43

Rate	2.83%	3.67%	2.90%

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended			For the Year Ended
	September 30, 2016			September 30, 2016
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$153,744	77%	774	$515,395	78%	770
Refinanced by Bank customers	49,769	60	759	147,855	66	765
Correspondent purchased	201,907	74	765	662,817	74	763
	$405,420	74	767	$1,326,067	75	766

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the fiscal year ended September 30, 2016.

	For the Three Months Ended			For the Year Ended
	September 30, 2016			September 30, 2016
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$196,217	48.4%	3.24%	$616,783	46.5%	3.39%
Missouri	67,960	16.8	3.34	243,775	18.4	3.46
Texas	67,233	16.6	3.36	213,536	16.1	3.43
Other states	74,010	18.2	3.40	251,973	19.0	3.46
	$405,420	100.0%	3.31	$1,326,067	100.0%	3.42

Commercial Real Estate Loans: During the current quarter the Bank entered into commercial real estate loan participations of $54.7 million, which included $49.1 million of commercial real estate construction loans. The majority of the $49.1 million of commercial real estate construction loans had not yet been funded at September 30, 2016. The Bank intends to continue to grow its commercial real estate loan portfolio through participations with correspondent lenders and other lead banks with which the Bank already has commercial real estate lending relationships.

The following table presents the Bank's commercial real estate loans and commitments by industry classification, as defined by the North American Industry Classification System, as of September 30, 2016.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$63,778	$79,090	$142,868	$—	$142,868	40.6%
Health care and social assistance	14,044	42,709	56,753	—	56,753	16.1
Real estate rental and leasing	16,784	37,793	54,577	—	54,577	15.5
Arts, entertainment, and recreation	8,053	26,422	34,475	—	34,475	9.8
Multi-family	19,685	135	19,820	—	19,820	5.6
Retail trade	19,561	4,023	23,584	4,350	27,934	8.0
Other	12,238	3,155	15,393	—	15,393	4.4
	$154,143	$193,327	$347,470	$4,350	$351,820	100.0%

The following table summarizes the Bank's commercial real estate loans by state as of September 30, 2016.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$34,945	$119,034	$153,979	$—	$153,979	43.8%
Missouri	38,265	42,709	80,974	4,350	85,324	24.2
Kansas	53,005	26,421	79,426	—	79,426	22.6
Colorado	14,798	508	15,306	—	15,306	4.3
Arkansas	8,284	—	8,284	—	8,284	2.4
California	3,346	3,155	6,501	—	6,501	1.8
Montana	1,500	1,500	3,000	—	3,000	0.9
	$154,143	$193,327	$347,470	$4,350	$351,820	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding commitment amount, as of September 30, 2016.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$157,711
>$15 to $30 million	2	54,387
>$10 to $15 million	3	38,280
>$5 to $10 million	4	29,172
$1 to $5 million	23	67,918
Less than $1 million	14	4,352
	50	$351,820

Asset Quality

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of September 2016, the unemployment rate was 4.4% for Kansas and 5.2% for Missouri, compared to the national average of 5.0%, based on information from the Bureau of Labor Statistics.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Of the loans 30 to 89 days delinquent at September 30, 2016, approximately 75% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately five months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	143	$13,593	141	$12,962	139	$14,336	159	$14,277	158	$16,955
Correspondent purchased	9	3,329	10	2,561	8	2,307	10	3,033	8	2,344
Bulk purchased	21	5,008	27	4,703	26	6,005	35	7,805	32	7,259
Consumer:
Home equity	36	635	33	548	33	631	36	730	32	703
Other	5	62	11	55	5	28	13	88	11	17
	214	$22,627	222	$20,829	211	$23,307	253	$25,933	241	$27,278
30 to 89 days delinquent loans
to total loans receivable, net		0.33%		0.30%		0.34%		0.39%		0.41%

	Non-Performing Loans and OREO at:
	September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	73	$8,190	74	$8,539	72	$8,016	75	$9,900	66	$6,728
Correspondent purchased	3	985	2	652	3	864	—	—	1	394
Bulk purchased	28	7,323	32	8,017	33	7,483	32	7,199	36	8,898
Consumer:
Home equity	26	520	20	437	26	622	28	574	24	497
Other	5	9	6	17	8	26	9	25	4	12
	135	17,027	134	17,662	142	17,011	144	17,698	131	16,529
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	70	8,956	70	6,939	72	7,667	75	7,661	77	9,004
Correspondent purchased	9	2,786	8	2,872	4	825	1	24	1	25
Bulk purchased	1	31	—	—	1	80	1	81	1	82
Consumer:
Home equity	12	328	11	263	9	151	14	259	12	295
Other	—	—	1	7	1	8	—	—	—	—
	92	12,101	90	10,081	87	8,731	91	8,025	91	9,406
Total non-performing loans	227	29,128	224	27,743	229	25,742	235	25,723	222	25,935

Non-performing loans as a percentage of total loans(2)		0.42%		0.41%		0.38%		0.39%		0.39%

OREO:
One- to four-family:
Originated(3)	12	$692	14	$1,142	22	$1,364	25	$1,410	29	$1,752
Correspondent purchased	1	499	1	499	1	499	1	499	1	499
Bulk purchased	4	1,265	5	1,413	8	2,694	6	2,247	2	796
Consumer:
Home equity	—	—	—	—	1	9	1	26	1	8
Other(4)	1	1,278	1	1,278	1	1,278	1	1,278	1	1,278
	18	3,734	21	4,332	33	5,844	34	5,460	34	4,333
Total non-performing assets	245	$32,862	245	$32,075	262	$31,586	269	$31,183	256	$30,268

Non-performing assets as a percentage of total assets		0.35%		0.35%		0.34%		0.34%		0.31%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015, and September 30, 2015, this amount was comprised of $2.3 million, $2.8 million, $1.8 million, $2.2 million, and $2.2 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $9.8 million, $7.3 million, $6.9 million, $5.8 million, and $7.2 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current, non-performing loans as a percentage of total loans were 0.24%, 0.26%, 0.25%, 0.27%, and 0.25%, at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015, and September 30, 2015, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	September 30,	June 30,		March 31,	December 31,	September 30,
	2016	2016		2016	2015	2015
	(Dollars in thousands)
Balance at beginning of period	$9,312	$9,193		$9,201	$9,443	$9,601
Charge-offs:
One- to four-family:
Originated	(103)	(23)		(17)	(57)	(175)
Bulk purchased	(75)	(54)		(38)	(175)	(7)
Total	(178)	(77)		(55)	(232)	(182)
Consumer:
Home equity	—	(49)		(16)	(18)	(1)
Other	(1)	—		(4)	—	—
Total	(1)	(49)		(20)	(18)	(1)
Total charge-offs	(179)	(126)		(75)	(250)	(183)
Recoveries:
One- to four-family:
Originated	18	17		39	3	11
Bulk purchased	134	222		18	—	—
Total	152	239		57	3	11
Consumer:
Home equity	4	6		10	5	14
Other	1	—		—	—	—
Total	5	6		10	5	14
Total recoveries	157	245		67	8	25
Net (charge-offs) recoveries	(22)	119		(8)	(242)	(158)
Provision for credit losses	(750)	—		—	—	—
Balance at end of period	$8,540	$9,312		$9,193	$9,201	$9,443

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%		—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.07	(0.38)		0.03	0.79	0.52
ACL to non-performing loans at end of period	29.32	33.57		35.71	35.77	36.41
ACL to loans receivable, net at end of period	0.12	0.14		0.14	0.14	0.14
ACL to net charge-offs (annualized)	95.6x	N/M	(1)	294.7x	9.5x	15.0x

(1)	The ACL coverage ratio is not presented for the time period noted due to loan recoveries exceeding loan charge-offs for the period presented.

	For the Year Ended
	September 30,
	2016	2015
	(Dollars in thousands)
Balance at beginning of period	$9,443	$9,227
Charge-offs:
One- to four-family:
Originated	(200)	(424)
Correspondent	—	(11)
Bulk purchased	(342)	(228)
Total	(542)	(663)
Consumer:
Home equity	(83)	(29)
Other	(5)	(43)
Total	(88)	(72)
Total charge-offs	(630)	(735)
Recoveries:
One- to four-family:
Originated	77	56
Bulk purchased	374	58
Total	451	114
Consumer:
Home equity	25	64
Other	1	2
Total	26	66
Total recoveries	477	180
Net charge-offs	(153)	(555)
Provision for credit losses	(750)	771
Balance at end of period	$8,540	$9,443

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	0.01%
Ratio of net charge-offs during the
period to average non-performing assets	0.48	1.87
ACL to non-performing loans at end of period	29.32	36.41
ACL to loans receivable, net at end of period	0.12	0.14
ACL to net charge-offs	55.8x	17.0x

The distribution of ACL by loan category is summarized below at the dates indicated. The decrease in one- to four-family ACL from September 30, 2015 was due to improvements in the collateral value and historical loss factors within our ACL formula analysis model, as well as to the continued low levels of net loan charge-offs and delinquent loan ratios, partially offset by growth in the portfolio. The increase in the commercial real estate ACL was due primarily to growth in the portfolio during the current fiscal year.

	September 30,
	2016	2015
	(Dollars in thousands)
One- to four-family	$7,095	$8,414
Commercial real estate	1,208	742
Consumer	237	287
	$8,540	$9,443

Troubled Debt Restructurings ("TDRs") - The following table presents the Company's TDRs, based on accrual status, at the dates indicated.

	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
	(Dollars in thousands)
Accruing TDRs	$23,177	$21,663	$24,239	$24,956	$24,331
Nonaccrual TDRs(1)	18,725	16,497	14,986	13,983	15,511
Total TDRs	$41,902	$38,160	$39,225	$38,939	$39,842

(1)	Nonaccrual TDRs are included in the non-performing loan table above.

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 75% of these portfolios at September 30, 2016. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2016			June 30, 2016			September 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$836,852	2.16%	2.9	$903,550	2.19%	3.1	$1,047,637	2.24%	3.2
GSE debentures	346,226	1.15	0.9	471,143	1.16	0.8	525,376	1.14	1.6
Municipal bonds	33,303	1.69	2.4	36,278	1.78	2.5	38,214	1.87	2.9
Total fixed-rate securities	1,216,381	1.86	2.3	1,410,971	1.84	2.3	1,611,227	1.87	2.7

Adjustable-rate securities:
MBS	400,161	2.25	4.7	431,128	2.25	5.6	402,417	2.22	5.3
Trust preferred securities	2,123	2.11	20.7	2,163	1.91	21.0	2,186	1.59	21.7
Total adjustable-rate securities	402,284	2.24	4.8	433,291	2.25	5.7	404,603	2.21	5.4
Total securities portfolio	$1,618,665	1.95	2.9	$1,844,262	1.93	3.1	$2,015,830	1.94	3.2

MBS: The following tables summarize the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	September 30, 2016			June 30, 2016			March 31, 2016			December 31, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,344,481	2.21%	3.9	$1,436,774	2.25%	4.1	$1,376,119	2.26%	3.9	$1,462,539	2.24%	3.8
Maturities and repayments	(96,320)			(90,291)			(80,544)			(83,835)
Net amortization of (premiums)/discounts	(1,345)			(1,387)			(1,091)			(1,188)
Purchases:
Fixed	—	—	—	—	—	—	42,827	1.83	4.1	—	—	—
Adjustable	—	—	—	—	—	—	100,133	2.02	5.4	—	—	—
Change in valuation on AFS securities	(738)			(615)			(670)			(1,397)
Ending balance - carrying value	$1,246,078	2.19	3.5	$1,344,481	2.21	3.9	$1,436,774	2.25	4.1	$1,376,119	2.26	3.9

	For the Year Ended
	September 30, 2016			September 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,462,539	2.24%	3.8	$1,802,547	2.32%	4.2
Maturities and repayments	(350,990)			(376,329)
Net amortization of (premiums)/discounts	(5,011)			(5,364)
Purchases:
Fixed	42,827	1.83	4.1	45,669	1.62	4.1
Adjustable	100,133	2.02	5.4	—	—	—
Change in valuation on AFS securities	(3,420)			(3,984)
Ending balance - carrying value	$1,246,078	2.19	3.5	$1,462,539	2.24	3.8

Investment Securities: The following tables summarize the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	September 30, 2016			June 30, 2016			March 31, 2016			December 31, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$510,745	1.21%	1.1	$511,491	1.19%	1.5	$460,829	1.24%	2.6	$566,754	1.19%	1.8
Maturities and calls	(127,923)			(25,873)			(27,201)			(104,155)
Net amortization of (premiums)/discounts	(9)			(115)			(106)			(101)
Purchases:
Fixed	—	—	—	24,940	1.56	0.5	74,987	0.93	0.8	1,432	1.35	5.6
Change in valuation on AFS securities	(716)			302			2,982			(3,101)
Ending balance - carrying value	$382,097	1.20	1.2	$510,745	1.21	1.1	$511,491	1.19	1.5	$460,829	1.24	2.6

	For the Year Ended
	September 30, 2016			September 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$566,754	1.19%	1.8	$590,942	1.15%	3.0
Maturities and calls	(285,152)			(188,519)
Net amortization of (premiums)/discounts	(331)			(285)
Purchases:
Fixed	101,359	1.09	0.8	158,401	1.21	2.1
Change in valuation on AFS securities	(533)			6,215
Ending balance - carrying value	$382,097	1.20	1.2	$566,754	1.19	1.8

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2016			June 30, 2016			September 30, 2015
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$217,009	—%	4.2%	$209,358	—%	4.1%	$188,007	—%	3.9%
Interest-bearing checking	597,319	0.05	11.6	589,668	0.05	11.6	550,741	0.05	11.4
Savings	335,426	0.17	6.5	335,403	0.20	6.6	311,670	0.16	6.4
Money market	1,186,132	0.24	23.0	1,182,255	0.24	23.3	1,148,935	0.23	23.8
Retail certificates of deposit	2,458,160	1.43	47.6	2,400,141	1.41	47.2	2,320,804	1.29	48.0
Public units	369,972	0.70	7.1	368,304	0.65	7.2	312,363	0.40	6.5
	$5,164,018	0.80	100.0%	$5,085,129	0.78	100.0%	$4,832,520	0.72	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of September 30, 2016:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$778,040	$153,673	$605	$—	$932,318	0.67%
1.00 – 1.99%	394,039	407,238	442,270	488,546	1,732,093	1.60
2.00 – 2.99%	—	1,096	49,816	112,490	163,402	2.24
3.00 – 3.99%	319	—	—	—	319	3.12
	$1,172,398	$562,007	$492,691	$601,036	$2,828,132	1.33

Percent of total	41.4%	19.9%	17.4%	21.3%
Weighted average rate	0.90	1.27	1.67	1.97
Weighted average maturity (in years)	0.5	1.4	2.6	3.8	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.9

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of September 30, 2016. A $100.0 million FHLB advance with an effective rate of 0.78% is scheduled to mature in November 2016. The Bank does not intend to renew or replace this advance.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2017	$500,000	$—	2.69%	2.72%
2018	375,000	100,000	2.35	2.64
2019	400,000	—	1.62	1.62
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,375,000	$200,000	2.23	2.29

(1)	The effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of September 30, 2016.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2016	$229,673	0.95%	$138,505	0.54%	$100,000	0.78%	$468,178	0.79%
March 31, 2017	159,672	0.87	104,800	0.62	—	—	264,472	0.77
June 30, 2017	227,479	1.03	32,430	0.71	300,000	3.24	559,909	2.19
September 30, 2017	246,221	1.08	33,618	0.85	100,000	3.12	379,839	1.60
	$863,045	0.99	$309,353	0.62	$500,000	2.72	$1,672,398	1.44

The following tables present term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. The weighted average effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2016			June 30, 2016			March 31, 2016			December 31, 2015
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,675,000	2.24%	3.0	$2,675,000	2.29%	3.0	$2,675,000	2.29%	3.2	$2,775,000	2.29%	3.3
Maturities and prepayments:
FHLB advances	(100,000)	0.83		(100,000)	3.17		—	—		(200,000)	1.94
New borrowings:
FHLB advances	—	—	—	100,000	1.82	7.0	—	—	—	100,000	1.45	3.0
Ending balance	$2,575,000	2.29	2.9	$2,675,000	2.24	3.0	$2,675,000	2.29	3.0	$2,675,000	2.29	3.2

	For the Year Ended
	September 30, 2016			September 30, 2015
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,775,000	2.29%	3.3	$2,795,000	2.45%	2.8
Maturities and prepayments:
FHLB advances	(400,000)	1.97		(775,000)	2.60
Repurchase agreements	—	—		(20,000)	4.45
New borrowings:
FHLB advances	200,000	1.64	5.0	775,000	2.09	5.3
Ending balance	$2,575,000	2.29	2.9	$2,775,000	2.29	3.3

Average Rates and Lives

At September 30, 2016, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $1.07 billion, or 11.5% of total assets, compared to $1.15 billion, or 12.5% of total assets, at June 30, 2016. The decrease in the one-year gap amount was due primarily to a decrease in projected cash flows from the investment securities portfolio and an increase in the amount of certificates of deposit expected to reprice over the 12-month horizon, partially offset by an increase in operating cash. The decrease in the amount of projected cash flows from the investment securities portfolio was due primarily to agency debentures being called during the current quarter which were not replaced, resulting in a decrease in the balance of the investment securities portfolio.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of September 30, 2016, the Bank's one-year gap is projected to be $208.7 million, or 2.3% of total assets. This compares to a one-year gap of $195.1 million, or 2.1% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2016.

Management continues to manage the Bank's gap position in preparation for rising interest rates. Because of the on-balance sheet strategies implemented over the past several years, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	September 30, 2016
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$382,097	1.20%	1.2	23.5%	4.3%
MBS - fixed	839,755	2.16	2.9	51.6	9.4
MBS - adjustable	406,323	2.25	4.7	24.9	4.5
Total investment securities and MBS	1,628,175	1.95	2.9	100.0%	18.2
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,258,122	3.14	3.7	18.1%	14.0
> 15 years	4,204,430	3.89	5.3	60.5	46.9
All other fixed-rate loans	182,496	4.32	2.9	2.6	2.0
Total fixed-rate loans	5,645,048	3.74	4.9	81.2	62.9
Adjustable-rate one- to four-family:
<= 36 months	293,375	1.79	3.4	4.2	3.3
> 36 months	872,414	2.96	2.5	12.6	9.7
All other adjustable-rate loans	138,685	4.49	2.0	2.0	1.6
Total adjustable-rate loans	1,304,474	2.86	2.7	18.8	14.6
Total loans receivable	6,949,522	3.58	4.4	100.0%	77.5
FHLB stock	109,970	5.98	2.9		1.2
Cash and cash equivalents	281,764	0.49	—		3.1
Total interest-earning assets	$8,969,431	3.22	4.0		100.0%

Non-maturity deposits	$2,335,886	0.16	8.3	45.2%	30.2%
Retail certificates of deposit	2,458,160	1.43	1.9	47.6	31.7
Public units	369,972	0.70	0.6	7.2	4.8
Total deposits	5,164,018	0.80	4.7	100.0%	66.7
Term borrowings	2,575,000	2.29	2.9		33.3
Total interest-bearing liabilities	$7,739,018	1.30	4.1		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at September 30, 2016. At September 30, 2016, the daily leverage strategy was not in place, so the yields/rates presented at September 30, 2016 in the tables below do not reflect the effects of the daily leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Year Ended September 30,
	September 30, 2016	2016			2015
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.58%	$6,766,317	$243,311	3.60%	$6,389,964	$235,500	3.69%
MBS(2)	2.19	1,366,605	29,794	2.18	1,632,117	36,647	2.25
Investment securities(2)(3)	1.20	481,223	5,925	1.23	604,999	7,182	1.19
FHLB stock	5.98	204,894	12,252	5.98	209,743	12,556	5.99
Cash and cash equivalents	0.49	2,168,896	9,831	0.45	2,125,693	5,477	0.25
Total interest-earning assets(1)(2)	3.22	10,987,935	301,113	2.74	10,962,516	297,362	2.71
Other noninterest-earning assets		293,692			232,234
Total assets		$11,281,627			$11,194,750

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$784,303	291	0.04	$727,533	274	0.04
Savings	0.17	326,744	603	0.18	306,456	462	0.15
Money market	0.24	1,173,983	2,762	0.24	1,149,203	2,679	0.23
Retail certificates	1.43	2,370,286	32,181	1.36	2,259,645	28,085	1.24
Wholesale certificates	0.70	370,707	2,022	0.55	312,857	1,619	0.52
Total deposits	0.80	5,026,023	37,859	0.75	4,755,694	33,119	0.70
FHLB advances(4)	2.24	2,469,086	54,969	2.23	2,571,439	62,437	2.43
FHLB line of credit	—	2,061,749	10,122	0.48	2,075,343	5,360	0.25
FHLB borrowings	2.24	4,530,835	65,091	1.43	4,646,782	67,797	1.46
Repurchase agreements	2.94	200,000	5,981	2.94	215,835	6,678	3.05
Total borrowings	2.29	4,730,835	71,072	1.50	4,862,617	74,475	1.53
Total interest-bearing liabilities	1.30	9,756,858	108,931	1.11	9,618,311	107,594	1.12
Other noninterest-bearing liabilities		120,636			108,522
Stockholders' equity		1,404,133			1,467,917
Total liabilities and stockholders' equity		$11,281,627			$11,194,750

Net interest income(5)			$192,182			$189,768
Net interest rate spread(6)	1.92			1.63			1.59
Net interest-earning assets		$1,231,077			$1,344,205
Net interest margin(7)				1.75			1.73
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.14x

Selected performance ratios:
Return on average assets				0.74%			0.70%
Return on average equity				5.95			5.32
Average equity to average assets				12.45			13.11
Operating expense ratio(8)				0.84			0.84
Efficiency ratio(9)				43.76			44.74
Pre-tax yield on daily leverage strategy(10)				0.16			0.20

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin				2.10			2.07
Return on average assets				0.88			0.83
Return on average equity				5.78			5.13

	For the Three Months Ended
	September 30, 2016			June 30, 2016
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$6,898,769	$61,516	3.57%	$6,797,602	$60,840	3.58%
MBS(2)	1,292,636	6,860	2.12	1,386,470	7,401	2.14
Investment securities(2)(3)	431,871	1,401	1.30	501,757	1,506	1.20
FHLB stock	203,285	3,044	5.96	204,870	3,050	5.99
Cash and cash equivalents	2,172,519	2,774	0.50	2,160,016	2,730	0.50
Total interest-earning assets(1)(2)	10,999,080	75,595	2.75	11,050,715	75,527	2.73
Other noninterest-earning assets	302,142			290,258
Total assets	$11,301,222			$11,340,973

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$792,622	73	0.04	$801,782	74	0.04
Savings	337,002	139	0.16	333,067	156	0.19
Money market	1,191,544	708	0.24	1,174,471	686	0.23
Retail certificates	2,411,150	8,553	1.41	2,401,381	8,287	1.39
Wholesale certificates	370,477	625	0.67	360,026	546	0.61
Total deposits	5,102,795	10,098	0.79	5,070,727	9,749	0.77
FHLB advances(4)	2,402,586	13,400	2.22	2,464,094	13,515	2.21
FHLB line of credit	2,077,174	2,862	0.54	2,084,616	2,846	0.54
FHLB borrowings	4,479,760	16,262	1.44	4,548,710	16,361	1.44
Repurchase agreements	200,000	1,503	2.94	200,000	1,487	2.94
Total borrowings	4,679,760	17,765	1.50	4,748,710	17,848	1.51
Total interest-bearing liabilities	9,782,555	27,863	1.13	9,819,437	27,597	1.13
Other noninterest-bearing liabilities	127,952			111,382
Stockholders' equity	1,390,715			1,410,154
Total liabilities and stockholders' equity	$11,301,222			$11,340,973

Net interest income(5)		$47,732			$47,930
Net interest rate spread(6)			1.62			1.60
Net interest-earning assets	$1,216,525			$1,231,278
Net interest margin(7)			1.74			1.73
Ratio of interest-earning assets
to interest-bearing liabilities			1.12x			1.13x

Selected performance ratios:
Return on average assets (annualized)			0.73%			0.72%
Return on average equity (annualized)			5.95			5.83
Average equity to average assets			12.31			12.43
Operating expense ratio(8)			0.85			0.82
Efficiency ratio(9)			44.85			43.72
Pre-tax yield on daily leverage strategy(10)			0.17			0.15

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin			2.09			2.09
Return on average assets (annualized)			0.87			0.86
Return on average equity (annualized)			5.78			5.68

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $37.0 million and $37.2 million for the fiscal years ended September 30, 2016 and 2015, respectively, and $35.1 million and $36.6 million for the quarters ended September 30, 2016 and June 30, 2016, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin represents net interest income (annualized for the three month periods) as a percentage of average interest-earning assets.

(8)	The operating expense ratio represents non-interest expense (annualized for the three month periods) as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(10)
The pre-tax yield on the daily leverage strategy represents pre-tax income (annualized for the three month periods) resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.